Exhibit 99.2

Audentes Therapeutics Announces Rare Pediatric Disease and Fast Track Designations for AT132 for the Treatment of X-Linked Myotubular Myopathy

Preliminary data from ASPIRO, the Phase 1/2 study of AT132, expected to be available in the fourth quarter of 2017

SAN FRANCISCO,  September 27, 2017 / PRNewswire/ -- Audentes Therapeutics, Inc. (Nasdaq: BOLD), a biotechnology company focused on developing and commercializing gene therapy products for patients living with serious, life-threatening rare diseases, today announced that the U.S. Food and Drug Administration (FDA) has granted Rare Pediatric Disease and Fast Track designations for AT132, the company’s gene therapy product candidate being developed to treat X-Linked Myotubular Myopathy (XLMTM).  In addition to these two new designations, AT132 has also received Orphan Drug designation from both the FDA and European Medicines Agency.

Matthew R. Patterson, President and Chief Executive Officer of Audentes, stated, “The incentives provided by the Rare Pediatric Disease and Fast Track designations are significant and include opportunities to work with FDA to expedite the development of AT132, and the potential to obtain a valuable Rare Pediatric Disease Priority Review Voucher upon approval.  We are eager to leverage these benefits and to work closely with the FDA and XLMTM patient community as we pursue our goal of developing AT132 to treat this devastating rare disease.”

Audentes recently announced the enrollment of the first patient in ASPIRO, the Phase 1/2 clinical trial of AT132 in patients with XLMTM.  Preliminary data from ASPIRO is expected to be available in the fourth quarter of 2017.  In addition to ASPIRO, the clinical development program for AT132 includes RECENSUS, a retrospective medical chart review, for which Audentes has previously announced data from an initial analysis of 112 male subjects.  This analysis confirmed and expanded upon the understanding of the significant disease burden of XLMTM on patients, families and the healthcare system.  Audentes is also conducting INCEPTUS, a prospective natural history and run-in study.  The primary objectives of INCEPTUS are to characterize the clinical condition of children with XLMTM, identify subjects for potential enrollment in ASPIRO, and serve as a longitudinal baseline and within-patient control for ASPIRO.

About the Rare Pediatric Disease Priority Review Voucher and Fast Track Programs

A Rare Pediatric Disease designation may be granted by the FDA to drugs and biologics intended to treat orphan diseases affecting fewer than 200,000 patients in the United States, primarily age 18 years or younger. The designation provides incentives to advance the development of rare disease drugs, including access to the FDA's expedited review and approval programs. In addition, under the FDA's Rare Pediatric Disease Priority Review Voucher program, a sponsor that receives approval for a biologics license application for a rare pediatric disease may be eligible to receive a voucher for a priority review of a subsequent marketing application for a different product. The priority review voucher may be used by the sponsor, sold or transferred.

The Fast Track program was created by the FDA to facilitate the development and expedite the review of new drugs which show promise in treating a serious or life-threatening disease and address an unmet medical need. Drugs that receive this designation benefit from more frequent communications and meetings with FDA to review the drug's development plan including the design of the proposed clinical trials, use of biomarkers and the extent of data needed for approval. Drugs with Fast Track Designation may qualify for priority review to expedite the FDA review process, if relevant criteria are met.

About AT132 for X-Linked Myotubular Myopathy

AT132 is the Audentes product candidate being developed to treat XLMTM, a rare monogenic disease characterized by extreme muscle weakness, respiratory failure and early death, with an estimated 50% mortality rate by 18 months of age.  XLMTM is caused by mutations in the MTM1 gene, which encodes a protein called myotubularin.  Myotubularin plays an important role in the development, maintenance and function of skeletal muscle cells.  AT132 is comprised of an AAV8 vector containing a functional copy of the MTM1 gene.  Multiple studies in animal models of XLMTM have demonstrated that a single administration of AT132 improved disease symptoms and survival rates, with no significant AT132-related adverse events or safety findings.  In one study these effects have lasted more than four and a half years to date.  Audentes is developing AT132 in collaboration with Genethon (www.genethon.fr).

About Audentes Therapeutics, Inc.

Audentes Therapeutics (Nasdaq: BOLD) is a biotechnology company focused on developing and commercializing gene therapy products for patients living with serious, life-threatening rare diseases.  We have four product candidates in development, AT132 for the treatment of X-Linked Myotubular Myopathy (XLMTM), AT342 for the treatment of Crigler-Najjar Syndrome, AT982 for the treatment of Pompe disease, and AT307 for the treatment of the CASQ2 subtype of Catecholaminergic Polymorphic Ventricular Tachycardia (CASQ2-CPVT).  We are a focused, experienced and passionate team committed to forging strong, global relationships with the patient, research and medical communities.

For more information regarding Audentes, please visit www.audentestx.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to: whether Audentes will eventually receive approval of AT132, whether it will receive a Rare Pediatric Disease Voucher, whether such voucher will have value in the form of expediting the review of other Audentes products or have value to other companies seeking such a voucher, and whether benefits afforded by the FDA’s Fast Track designation will help facilitate the development and expedited review of AT132.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company cannot guarantee future events, results, actions, levels of activity, performance or achievements, and the timing and results of biotechnology development and potential regulatory approval is inherently uncertain. Forward-looking statements are subject to risks and uncertainties that may cause the company's actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to the company's ability to advance its product candidates, obtain regulatory approval of and ultimately commercial its product candidates, the timing and results of preclinical and clinical trials, the company's ability to fund development activities and achieve development goals, the company's ability to protect intellectual property and other  risks and uncertainties described under the heading "Risk Factors" in documents the company files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Audentes Contacts:

Investor Contact:
Thomas Soloway, CFO
415.818.1040
ir@audentestx.com

Media Contact:
Paul Laland
415.519.6610
media@audentestx.com